Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60516) of our report dated June 12, 2026, with respect to the financial statements and supplemental schedules of Stifel Financial Profit Sharing 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

St. Louis, Missouri

June 12, 2026